EXHIBIT 99

JOINT FILER INFORMATION
Title of Security:	Common Stock

Issuer and Ticker Symbol	TNS, Inc. (TNS)

Designated Filer	Endowment Capital Group, LLC

Other Joint Filers	Endowment Capital, L.P.
Long Drive, L.P.
Endowment Management, LLC
Philip Timon

Addresses:	The principal business office address of each of the Joint Filers above is 1105 North Market Street, 15th Floor, Wilmington, DE 19801.

Signatures:	ENDOWMENT CAPITAL, L.P.

	By :	Endowment Capital Group, LLC, as
General Partner

	By:	/s/ Philip Timon
	Name:	Philip Timon
	Title:	Managing Member

LONG DRIVE, L.P.

	By:	Endowment Capital Group, LLC, as
General Partner

	By:	/s/ Philip Timon
	Name:	Philip Timon
	Title:	Managing Member

ENDOWMENT MANAGEMENT, LLC

	By:	/s/ Philip Timon
	Name:	Philip Timon
	Title:	Managing Member

PHILIP TIMON

/s/ Philip Timon